Dear 3DIcon Shareholder:

I thought it might be helpful to share some of my thoughts about the past 8 months, during which time I have served as CEO for 3DIcon.

The Company has, in my opinion, developed a unique and promising technology. My efforts in the earliest weeks of serving as CEO were concentrated on establishing some basic priorities for the Company. Since we had limited human resources our goal was to establish processes that could maximize our potential. We understood that we would need outside experts to help validate our technology and our development practices. We also knew that we had to fully understand the path to commercialization, the markets we could best serve and the costs involved, both monetary and human, to reach our objectives.

Since late last year, we enlisted outside expertise to help us evaluate the potential of the technology. Dr. George Melnik, an experienced display scientist and our new Senior Technical Advisor, did a thorough analysis of the up-conversion technology we are employing and found it to be viable. Because the success of our technology is largely dependent on the underlying physics of the system, and in particular the lasers and the materials being employed, we also enlisted a renowned laser physicist from Stanford to review our data and conclusions. Bringing on Mark Willner as a consultant helped us evaluate not only the science but the markets where we could effectively deploy this technology and gain acceptance. Mark, with his wealth of experience and contacts in this industry, allowed us to get answers to some of our most fundamental questions in a way that we had not been able to do before. All of this was a basic ‘block and tackle’ effort that was absolutely necessary to move this technology forward. As we have often stated, new technology of this stature is extremely challenging and requires time and significant resources.

As our discussions evolved with Mark and others, it became clear that it would be in 3DIcon’s best interests to consider strategic partnerships, and possible acquisitions that would be complementary to our independent efforts to create a more valuable company in the 3D space now and in the future. In recent months, we have intensified our efforts to identify strategic partnerships that I believe will allow us to accelerate our development and gain better recognition in the industry.

As I worked with Mark, George and Hakki, it was evident that in this team, we had the right talent and management mix to grow the Company. It became clear to me that Mark had the best skill set to lead 3DIcon and I enthusiastically suggested that he take on the leadership role for the Company. It is simply impossible to match his background, contacts and skills in this field. You will certainly hear more from Mark on our development progress and potential collaborations that are exciting and strategically vital for the Company’s success.

I have worked hard over the past several months and enjoyed my involvement. I am honored to continue to play a role with 3DIcon as an active and involved Director.

Sincerely,

Sidney Aroesty

Board Member, 3DIcon